AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

Natural Gas Fueling and Conversion, Inc..

ARTICLE I

CORPORATE NAME

The name of this Corporation shall be changed to: NGFC Equities, Inc.

ARTICLE II

PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141.

ARTICLE III

NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be Three Hundred Million (300,000,000) shares of which (1) 230,000,000 shares have been designated as Class A Common Stock, par value $.0001 per share, (2) 60,000,000 shares have been designated as Class B Common Stock, par value $.0001 per share, and (3) 10,000,000 shares of Preferred Stock, par value of $.0001 per share.

The Class A Common Stock shall be designated as follows:

1.

Designation and Number of Shares.  The Class A Common Stock shall be designated “Class A Common Stock” of a par value of $.0001 each, and the number of shares constituting the Class A Common Stock shall be 230,000,000 shares.

2.

Voting Rights.  The holders of Class A Common Stock shall be entitled to one vote per share.

3.

Dividends.  Holders of Class A Common Stock shall be entitled to dividends as shall be declared by the Corporation’s Board of Directors from time to time.

The Class B Common Stock shall be designated as follows:

1.

Designation and Number of Shares.  The Class B Common Stock shall be designated “Class B Common Stock” of a par value of $.0001 each, and the number of shares constituting the Class B Common Stock shall be 60,000,000 shares.

2.

Voting Rights.  Each share of Class B Common Stock shall entitle the holder thereof to 10 votes for each one vote per share of Class A Common Stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of Class A Common Stock with respect to any question or matter upon which holders of Class A Common Stock have the right to vote.  Class B Common Stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

3.

Dividends.  Holders of Class B Common Stock shall be entitled to dividends as shall be declared by the Corporation’s Board of Directors from time to time at the same rate per share as the Class A Common Stock.

4.

Conversion Rights.  The holders of the Class B Common Stock shall have the following rights with respect to the conversion of the Class B Common Stock into shares of Class A Common Stock:

A.

General. Each share of Class B Common Stock is convertible into one (1) share of Class A Common Stock, subject to adjustment as provided hereinafter (the “Conversion Ratio”) at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. The conversion of Class B Common Shares to Class A Common Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Common Shares and issuance of equal number of new Class A Common Shares by the Company.

B.

Adjustments to Conversion Radio.  In the event the Corporation shall (i) make or issue a dividend or other distribution payable in Class A Common Stock; (ii) subdivide outstanding shares of Class A Common Stock into a larger number of shares; or (iii) combine outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Radio shall be adjusted appropriately by the Corporation’s Board of Directors.

C.

Capital Reorganization or Reclassification.  If the Class A Common Stock issuable upon the conversion of the Class B Common Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend), then in each such event, the holder of each share of Class B Common Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

D.

Exercise of Conversion.  To exercise its conversion privilege, a holder of Class B Common Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  The certificate or certificates for shares of Class B Common Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Class B Common Stock being converted, shall be the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Class B Common Stock being converted or on its written order, such certificate or certificates as it may request for the number of whole shares of Class A Common Stock issuable upon the conversion of such shares of Class B Common Stock in accordance with the provision hereof.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the conversion Date, and at such time the rights of the holder as holder of the converted shares of Class B Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.  The Corporation shall pay any taxes payable with respect to the issuance of Class A Common Stock upon conversion of the Class B Common Stock, other than any taxes payable with respect to income by the holders thereof.

E.

Partial Conversion.  In the event some, but not all, of the shares of Class B Common Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Class B Common Stock which were not converted.

F.

Consolidation, Merger, Exchange, Etc.  In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Class B Common Stock shall at the same time be similarly exchange or changed into Class A common shares of the surviving entity providing the holders of such common shares with (to the extent possible) the same relative rights and preferences as the Class B Common Stock.

5.

Sale or Transfer of Class B Common Stock.  Holders of Class B Common Stock may sell or transfer any or all of their shares of Class B Common Stock to any party, who will be subject to the same rights, conditions and obligations as described herein.

6.

Protective Provisions  So long as any shares of Class B Common Stock are outstanding, this Corporation shall not without first obtaining the written approval of the holders of at least a majority of the voting power of the then outstanding shares of such Class B Common Stock:

A.

sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation)  or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is transferred or disposed;

B.

alter or change the rights, preferences or privileges of the Class B Common Stock;

C.

increase or decrease the total number of authorized shares of Class B Common Stock;

D.

authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Class B Common Stock;

E.

redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any security of this Corporation;

F.

amend this Corporation’s Articles of Incorporation or bylaws; or

G.

change the authorized number of directors of the Corporation.

7.

Liquidation.  Upon liquidation and winding up of the Corporation, the shares of Class B Common Stock shall be entitled to receive on a per share basis the amount payable with respect to the shares of Class A Common Stock as if its shares of Class B Common Stock were converted into Class A Common Stock.

The Preferred Stock shall be designated as follows:

1.

Designation and Number of Shares.  The Preferred Stock shall be designated as “Preferred Stock” of a par value of $.0001 per share, and the number of shares constituting the Preferred Stock shall be 10,000,000 shares.

2.

Classes and Series.  Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

ARTICLE V

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI

REGISTERED AGENT AND

REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

Indrajith A. Weeraratne

7135 Collins Avenue, No. 624

Miami Beach, Florida 33141

ARTICLE VII

INCORPORATOR

The name and the address of the Incorporator is:

Indrajith A. Weeraratne

7135 Collins Avenue, No. 624

Miami Beach, Florida 33141

ARTICLE VIII

INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ARTICLE IX

Control Share Acquisition Statute Inapplicable

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to this Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended Articles of Incorporation to be duly adopted by its Board of Directors on January 12, 2015 with the number of votes cast for the amendment by the shareholders being sufficient for approval in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, and to be executed in its corporate name on 23rd day of February 2015.

              NGFC Equities, Inc.

By /s/ I. Andrew Weeraratne

      Indrajith A. Weeraratne,

      Incorporator/Chief Executive Officer

CERTIFICATE DESIGNATING REGISTERED AGENT

AND OFFICE FOR SERVICE FOR PROCESS

NGFC Equities, Inc. a corporation existing under the laws of the State of Florida with its principal office and mailing address at 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141 has named Indrajith A. Weeraratne, whose address is 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141 as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law.  In addition, I hereby state that I am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

/s/ I. Andrew Weeraratne

Indrajith A. Weeraratne

7135 Collins Avenue, No. 624

Miami Beach, Florida 33141